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                                                                   Exhibit 12.2
                   Statement Regarding Computation of Ratios
                      Ratios of Earnings to Fixed Charges
                         (in thousands, except ratios)




                                                                         Thirteen weeks ended
                                                                     ----------------------------
                                                                     May 3, 1997     May 4, 1996
                                                                     -------------   ------------
    Interest  ....................................................     $ 8,908         $ 8,128
    Interest factor in rental expense ............................       3,592           2,470
    Capitalized interest  ........................................         301             195
                                                                       -------         -------
(a) Fixed charges, as defined ....................................     $12,801         $10,793
    Earnings before income taxes .................................     $36,450         $31,930
    Fixed charges   ..............................................      12,801          10,793
    Capitalized interest  ........................................        (301)           (195)
                                                                       -------         -------
(b) Earnings, as defined   .......................................     $48,950         $42,528
(c) Ratio of earnings to fixed charges (b/a) .....................         3.8x            3.9x